Exhibit 19.1

BIOFRONTERA INC

INSIDER TRADING POLICY

This Insider Trading Policy (the “Policy”) describes the standards of Biofrontera, Inc and its subsidiaries (the “Company”) on trading, and causing the trading of, the Company’s securities or securities of certain other publicly traded companies by directors, officers, and employees of the Company while in possession of confidential information (“Insider Trading”). The prohibition of Insider Trading also applies to Biofrontera shares acquired in connection with the Company’s employee stock option plans.

The purpose of this document is to ensure the persons referred to above, as well as persons connected with them such as immediate family members, do not abuse inside information they may have or may be thought to have. Failure to comply with this Policy is a serious disciplinary matter. Insider Trading and market manipulation are crimes.

In general, Insider Trading occurs when a person uses material, nonpublic information obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade the Company’s securities or to provide that information to others outside the Company. The prohibitions against Insider Trading apply to trades, tips, and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “nonpublic.” These terms are defined in this Policy under Part I, Section 3 below. The prohibitions would apply to any director, officer or employee who buys or sells Company securities based on material, nonpublic information that he or she obtained about the Company, its customers, suppliers, or others with which the Company has contractual relationships or may be negotiating transactions.

This Policy is divided into two parts: Part I prohibits trading in certain circumstances and applies to all directors, officers and employees of the Company and their respective immediate family members. Part II imposes special additional trading restrictions and applies to all (i) directors of the Company, (ii) officers of the Company at the level of Vice President and above and (iii) all other employees who are informed by the Compliance Officer that they have been deemed by the Company as a “Section 16 Person” (collectively, “Covered Persons”). For purposes of this Policy, the term “directors” means and includes any member of the board of directors or other governing body of Biofrontera Inc.

Biofrontera Inc Insider Trading Policy

Rev: August 2023

PART I

Part I of this policy applies to all directors, officers and employees of the Company and their respective immediate family members. It prohibits trading of the Company’s securities under certain circumstances, provides definitions and explains the consequences in case of violation of this Policy.

1.	Applicability

This Policy applies to all trading or other transactions in the Company’s securities, including ordinary shares, options, and any other securities that the Company may issue, such as preferred shares, notes, warrant bonds, convertible bonds, other bonds, and convertible securities, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company.

This Policy applies to all directors, officers, and employees of the Company, as well as any employee family members or casual acquaintances who may come into possession of insider information.

2.	General Policy: No Trading or Disclosure of Information Which May Then Lead To Trading While in Possession of Material, Nonpublic Information

a)	No director, officer, or employee or any of their immediate family members may purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by the Company, while in possession of material, nonpublic information about the Company. (The terms “material” and “nonpublic” are defined in Part I, Section 3(a) and (b) below.)

b)	No director, officer, or employee or any of their immediate family members in possession of any material, nonpublic information about the Company may communicate that information to (a “tip”) any other person, including family members, friends, or casual acquaintances, or otherwise disclose such information without the Company’s authorization.

c)	No director, officer, or employee, or any of their immediate family members or acquaintances may purchase or sell any security of any other company, whether or not issued by the Company, while in possession of material, nonpublic information about that company that was obtained during his or her involvement with the Company. No director, officer, employee or any of their immediate family members or acquaintances who knows of any such material, nonpublic information may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

d)	For compliance purposes, you should never trade, tip, or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and nonpublic. If you are unsure if certain information is material and/or nonpublic, you should first consult with, and obtain the advance approval of the Compliance Officer (which is defined in Part I, Section 3(c) below) prior to making a trade, tip, or recommending securities.

Biofrontera Inc Insider Trading Policy

Rev: August 2023

e)	These restrictions continue to apply to transactions in the Company’s securities even after termination of your service to the Company. If you possess material, nonpublic information when your service to the Company terminates, you may not trade in the Company’s securities until that information has become public or is no longer material.

f)	Covered Persons must “pre-clear” all trading in securities of the Company in accordance with the procedures set forth in Part II, Section 3 below.

g)	This Policy also applies to any entities that you influence or control, including any corporations, trusts, or partnerships. Transactions in the Company’s securities by these controlled entities should be treated - for the purposes of this Policy and applicable securities laws - as if they were for your own account.

h)	You are responsible to ensure that you and your family members comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material, nonpublic information rests with that individual, and any action on the part of the Company or the Compliance Officer or any other employee, officer or director does not in any way constitute legal advice or insulate you from liability under applicable securities laws.

3.	Definitions

a)	Material. Insider Trading restrictions come into play only if the information you possess is “material”. Materiality, however, involves a relatively low threshold. Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision. Information dealing with the following subjects is reasonably likely to be found material in particular situations (note that this list is not intended to be an exclusive list):

●	earnings information and financial results;
●	the Company’s strategic plans;
●	significant changes in the Company’s prospects or objectives;
●	pharmaceutical approvals and other regulatory actions by the US Food & Drug Administration (“FDA”) or other regulators;
●	significant write-downs in assets or increases in reserves;
●	developments regarding significant litigation or investigations by any governmental authority;
●	liquidity problems;
●	changes in earnings estimates or unusual gains or losses in major operations;
●	major changes in management;
●	changes in dividends;
●	significant financing transactions;
●	award or loss of a significant contract;
●	changes in debt ratings;
●	proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets; and
●	offerings of Company securities.

Biofrontera Inc Insider Trading Policy

Rev: August 2023

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction or regulatory approval of a new product or product candidate, the point at which negotiations or product developments are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or share price should it occur. Thus, information concerning an event that would have a large effect on the share price, such as a merger, may be material even if the possibility that the event will occur is relatively low. When in doubt whether information is considered material, you should either consult with the Compliance Officer or assume that the information is material.

b)	Nonpublic. Insider Trading prohibitions come into play only when you possess information that is material and “nonpublic”. The fact that information has been disclosed to a few members of the public does not make it public for Insider Trading purposes. To be considered public, the information must have been disseminated in a manner designed to reach the investor community generally, and the investors must be given the opportunity to absorb the information.

Nonpublic information may include:

●	information available to a select internal group of directors, officers and employees of the Company;
●	information available to a select group of analysts or brokers or institutional investors;
●	undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and
●	information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two trading days).

As with questions of materiality, if in doubt whether information is considered public, you should either consult with the Compliance Officer or assume that the information is nonpublic and treat it as confidential.

c)	Compliance Officer. The Company has appointed the Corporate Counsel as the Compliance Officer for this Policy. The duties of the Compliance Officer include, but are not limited to, the following:

●	assisting with implementation and enforcement of this Policy;
●	circulating this Policy to all employees and ensuring that this Policy is amended as necessary to remain up to date with Insider Trading laws;
●	pre-clearing all trading in securities of the Company by Covered Persons in accordance with the procedures set forth in Part II, Section 3 below;
●	providing approval of any US Rule 10b5-1 plans under Part II, Section 1(c) below;
●	providing a reporting system with an effective whistleblower protection mechanism, which you can find under the following link: www.lighthouse-services.com/biofrontera; and
●	preparing and maintaining insider lists for review by financial market authorities upon request.

Biofrontera Inc Insider Trading Policy

Rev: August 2023

4.	Blackout Periods and Trading Windows

a)	Quarterly Blackout Periods. Announcement of quarterly financial results almost always has the potential to have a material effect on the market for its securities. Therefore, to avoid even the appearance of trading based on material, non-public information, and to assist compliance with Insider Trading laws, the Company has created the following blackout periods during which all Company employees may not trade in the securities of the Company.

●	From December 16 until the end of the second trading day following public announcement of fourth quarter and year-end financial results;
●	From March 6 until the end of the second trading day following public announcement of first quarter financial results;
●	From June 16 until the end of the second trading day following public announcement of second quarter financial results; and
●	From September 16 until the end of the second trading day following public announcement of third quarter financial results.

b)	Other Blackout Periods. From time to time, other types of material, nonpublic information regarding the Company (such as negotiation of mergers, acquisitions or dispositions or new product approvals or other developments) may be pending and not be publicly disclosed. While such material, nonpublic information, is pending, the Company may impose special blackout periods during which all or a specific group of Company employees are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, it will notify the affected employees in writing.

c)	Trading Windows. Company employees are permitted to trade in the Company’s securities when no blackout period, as described above, is in effect. Generally, this means that Company employees can trade during the period beginning on the second trading day after the publication of the quarterly financial results and ending 15 days after the end of the Company’s fiscal quarter. However, even during a trading window, Company employees who are in possession of any material, nonpublic information are prohibited from trading in the Company’s securities until the information has been made publicly available or is no longer material. In addition, the Company may close a trading window, if a special blackout period under Part I, Section 4(b) above is imposed and will re-open the trading window once the special blackout period has ended.

5.	Violations of Insider Trading Laws

Penalties for trading on or communicating material, nonpublic information under the securities laws of the United States, can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors.

Legal penalties may include jail terms, criminal fines, civil penalties, and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is mandatory.

Biofrontera Inc Insider Trading Policy

Rev: August 2023

In addition to legal penalties, employees who violate this Policy or any applicable Insider Trading laws may be subject to disciplinary action by the Company, including dismissal for cause. The Company reserves the right to determine, on its own discretion and based on the information available, whether this policy has been violated. The Company may determine that a specific conduct violates this Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

6.	Questions about the Policy

If you have any questions regarding any of the provisions of this Policy, please contact the Company’s CFO, Corporate Counsel, or Compliance Department (compliance@bfinc.com).

7.	Inquiries from Investors, Media, Analysts, Etc.

From time to time, you may be asked questions concerning various activities of the Company outside the scope of your regular duties. Such inquiries may come from the media, securities exchanges, analysts and others regarding the Company’s business, rumors, trading activity, current and future prospects and plans, acquisition or divestiture activities and other similar important information.

It is very important that all such communications on behalf of the Company be made through an appropriately designated officer. Failure to do so could result in violations of securities laws. Accordingly, all inquiries of this nature must be forwarded to the Company’s CFO, Corporate Counsel, or Compliance Department (compliance@bfinc.com).

PART II

In accordance with Section 16 of the Securities Exchange Act of 1934 and the underlying rules and regulations promulgated by the U. S. Securities and Exchange Commission (“SEC”), the second part of this policy imposes special additional trading restrictions that apply to (i) each member of the Company’s Board of Directors, (ii) officers of the Company at the level of Vice President and above, and (iii) all other employees who are informed by the Compliance officer that they have been deemed by the Company as a “Section 16 Person” (collectively, “Covered Persons”).

1.	Blackout Periods and Trading Windows

a)	Blackout Periods. As with all Company employees, Covered Persons are subject to certain blackout periods, as described in Part I, Section 4(a, b) above.

b)	Trading Windows Subject to Part II, Section 2 below, Covered Persons are permitted to trade in the Company’s securities when no blackout period is in effect. Generally, this means that Covered Persons can trade during the period beginning on the second trading day after the publication of the quarterly financial results and ending 15 days after the end of the Company’s fiscal quarter However, even during a trading window, a Covered Person who is in possession of any material, nonpublic information is prohibited from trading in the Company’s securities until the information has been made publicly available or is no longer material. In addition, the Company may close a trading window if a special blackout period under Part II, Section 1(b) above is imposed and will re- open the trading window once the special blackout period has ended.

Biofrontera Inc Insider Trading Policy

Rev: August 2023

c)	Retirement Plan Blackout Periods. Directors and executive officers of the Company are prohibited from trading in the Company’s securities during a blackout period imposed under an “individual account” retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in the Company’s securities, due to a temporary suspension of trading by the Company or the plan fiduciary.

d)	Exception. These trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the U.S. Securities Exchange Act of 1934 (an “Approved 10b5- 1 Plan”) that:

●	has been reviewed and approved at least one month in advance of any trades thereunder by the Compliance Officer (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Compliance Officer at least one month in advance of any subsequent trades);
●	was entered into in good faith by the Covered Person at a time when the Covered Person was not in possession of material, nonpublic information about the Company; and
●	gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material, nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of securities, the prices and/or dates of transactions, or other formula(s) describing such transactions.

2.	Pre-clearance of Securities Transactions

a)	Because Covered Persons are likely to obtain material, nonpublic information on a regular basis, the Company requires all such persons to refrain from trading, even during a trading window under Part II, Section 2 above, without first pre-clearing all transactions in the Company’s securities.

b)	Subject to the exemption in subsection (h) below, no Covered Person may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge, or loan of) any Company security at any time without first obtaining prior approval from the Compliance Officer. These procedures also apply to transactions by the Covered Person’s spouse, other persons living in the same household and minor children and to transactions by entities over which the Covered Person exercises control.

c)	Any Covered Person who would like to hold the Company’s securities in a margin account or to pledge the Company’s securities as collateral must obtain prior approval from the Compliance Officer. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale could occur at a time when a Covered Person has material, nonpublic information or is otherwise not permitted to trade in Company securities, prior approval is needed.

Biofrontera Inc Insider Trading Policy

Rev: August 2023

d)	All hedging transactions, including prepaid variable forwards, equity swaps, or collars or any other transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of the Company’s securities must receive the prior approval of the Compliance Officer.

e)	Short sales of Company securities (e.g., the sale of a security that the seller does not own) may evidence the seller’s expectation that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. Short sales may also reduce a seller’s incentive to seek to improve the Company’s performance. As a result, Covered Persons must receive prior approval from the Compliance Officer for any short sales of the Company’s securities.

f)	Transactions in options may cause Covered Persons to focus on short-term performance at the expense of the Company’s long-term objectives. Accordingly, Covered Persons must obtain prior approval from the Compliance Officer before trading in put options, call options or other derivative securities related to the Company’s securities, on an exchange or in any other organized market. This restriction does not apply to the grant or exercise of employee and director options issued by the Company.

g)	The Compliance Officer shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re- requested.

h)	Pre-clearance is not required for purchases and sales of securities under an Approved 10b5- 1 Plan. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third-party effecting transactions on behalf of the Covered Person should be instructed to send duplicate confirmations of all such transactions to the Compliance Officer.

Biofrontera Inc Insider Trading Policy

Rev: August 2023

ACKNOWLEDGMENT AND CERTIFICATION

I, the person signing below, hereby acknowledge receipt of the Company’s Insider Trading Policy. I have read and understand (or has had explained) such Policy and agree to be governed by and to always comply with such Policy in connection with the purchase and sale of securities and the confidentiality of nonpublic information.

If I become aware of any violation of this Policy, I agree to promptly notify the Compliance Officer and/or use the Company’s anonymous Whistleblower Hotline www.lighthouse- services.com/biofrontera to report the violation.

(Signature)

(Please print name)

(Date)